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| FORM 5 |              UNITED STATES SECURITIES AND EXCHANGE COMMISSION
+--------+                             Washington, D.C. 20549

[_] Check box if
    no longer subject     ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    to Section 16.
    Form 4 or Form 5       Filed pursuant to Section 16(a) of the Securities
    obligations may           Exchange Act of 1934, Section 17(a) of the
    continue. See            Public Utility Holding Company Act of 1935 or
    Instruction 1(b).      Section 30(f) of the Investment Company Act of 1940

[X] Form 3 Holdings Reported

[X] Form 4 Transactions Reported

(Print or Type Responses)
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1.  Name and Address of Reporting Person*

         Lamm                       Harvey
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        (Last)                      (First)                        (Middle)

                         3 Bala Plaza East, Suite 123
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                                   (Street)

                             Bala Cynwyd, PA 19004
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        (City)                      (State)                           (Zip)


2.  Issuer Name and Ticker or Trading Symbol   Global Sports, Inc. (GSPT)
                                             -----------------------------------

3.  IRS or Social Security Number of Reporting Person (Voluntary)
                                                                  --------------

4.  Statement for Month/Year    December 29, 2001
                             ---------------------------------------------------

5.  If Amendment, Date of Original (Month/Year)
                                                --------------------------------

6.  Relationship of Reporting Person(s) to Issuer (check all applicable)

    [X] Director    [_] Officer             [_] 10% Owner    [_] Other
                  (give title below)                       (specify below)

                           _________________________

7.  Individual or Joint/Group Reporting  (Check Applicable Line)

     X  Form Filed by One Reporting Person
    ---

    ___ Form Filed by More than One Reporting Person

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Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

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1. Title of Security         2. Trans-    3. Trans-     4. Securities Acquired (A)   5. Amount of        6. Owner-    7. Nature
   (Instr. 3)                   action       action        or Disposed of (D)           Securities          ship         of In-
                                Date         Code          (Instr. 3, 4 and 5)          Beneficially        Form:        direct
                                             (Instr. 8)                                 Owned at            Direct       Bene-
                                (Month/                 --------------------------      End of              (D) or       ficial
                                Day/                                                    Issuer's            Indirect     Owner-
                                Year)                            (A) or                 Fiscal Year         (I)          ship
                                                        Amount   (D)        Price       (Instr. 3           (Instr. 4)   (Instr. 4)
                                                                                        and 4)
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
 Common Stock                                3 (1)
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 Common Stock                 08.08.00      P4 (2)      2,260      A       $7.875          12,260              D
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

* If the form is filed by more than one reporting person, see instruction
4(b)(v).
(1) Reporting Person owned 10,000 shares of the Issuer's Common Stock on March 24, 1998, the date on which Reporting Person became a Director.
(2) This transaction was previously reported on a Form 4 dated September 6, 2000 but incorrectly stated the amount of securities acquired. This Form 5 serves to amend and restate in its entirety the Form 4 dated September 6, 2000.

                                                                          (Over)


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FORM 5 (continued)

 Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
        (e.g., puts, calls, warrants, options, convertible securities)

-----------------------------------------------------------------------------------------------------------------------------
 1. Title of Derivative            2. Conver-          3. Trans-           4. Transac-            5. Number of Deriv-
    Security (Instr. 3)               sion or             action              tion Code              ative Securities
                                      Exercise            Date                (Instr. 8)             Acquired (A) or
                                      Price of                                                       Disposed of (D)
                                      Deriv-              (Month/                                    (Instr. 3, 4, and 5)
                                      ative               Day/
                                      Security            Year)                                   ---------------------------

                                                                                                         (A)         (D)
-----------------------------------------------------------------------------------------------------------------------------

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
------------------------------------------------------------------------------------------------------------------------------------
6. Date Exer-          7. Title and Amount of            8. Price         9. Number            10. Owner-         11. Nature
   cisable and            Underlying Securities             of               of Deriv-             ship               of In-
   Expiration Date        (Instr. 3 and 4)                  Deriv-           ative                 of De-             direct
   (Month/Day/Year)                                         ative            Secur-                rivative           Bene-
                                                            Security         ities                 Security           ficial
                                                            (Instr. 5)       Bene-                 Direct             Owner-
                                                                             ficially              (D) or             ship
 --------------------------------------------                                Owned                 Indirect           (Instr. 4)
 Date        Expira-                Amount or                                at End                (1)
 Exer-       tion          Title    Number of                                of Year               (Instr. 4)
 cisable     Date                   Shares                                   (Instr. 4)
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

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

Explanation of Responses:


              /s/ Harvey Lamm            January 24, 2002
       --------------------------------  ----------------
       **Signature of Reporting Person        Date

   ** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.

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